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                                                                 EXHIBIT 10.7(b)

                      AMENDMENT OF HOUSEHOLD INTERNATIONAL
                         DEFERRED FEE PLAN FOR DIRECTORS

     WHEREAS, Household International, Inc. (the "Company") maintains the Household International Deferred Fee Plan for Directors (the "Plan"); and

     WHEREAS, the Plan has been amended on September 8, 1997 and September 1, 1999 and further amendment of the Plan is now deemed desirable;

     NOW, THEREFORE, pursuant to the power reserved to the Company under Section 18 of the Plan and resolutions adopted by the Board of Directors of the Company on November 12, 2002, the Plan is hereby amended, effective as of March 28, 2003, in the following particulars:

     1. By adding the following new sentence at the end of Section 5 of the Plan

          "No deferral elections are permitted after March 28, 2003."

     2. By substituting the following for paragraph (2) of Section 7 of the
Plan:

          "(2) if the compensation is to be placed in the Stock Component, the amount elected to be deferred will be used to purchase units of Company Stock using the fair market value of such Company Stock on the date the compensation would otherwise be paid. For purposes of the Plan, the "fair market value" of one share or unit of Company Stock shall be the closing price on the London Stock Exchange of a share of such stock for the trading date preceding the respective determination date. The units of Company Stock have been converted from units of Household International, Inc. common stock to a right to receive HSBC Holdings plc ordinary shares and therefore Company Stock refers to either common stock of Household or ordinary shares of HSBC as appropriate. The Cash Component will be credited on each dividend payment date for the Company Stock with the aggregate cash dividend which would have been paid if the existing Company Stock were actual shares of the Company Stock."

     3. By substituting the following two sentences for the fourth sentence of
Section 9 of the Plan:

          "Deferred compensation and interest or dividends (including appreciation or loss) thereon will be payable in cash from the Cash Component or shares of Company Stock from the Stock Component either in a lump sum or in such number of quarterly or annual installments as the participant chooses, subject to the participant's right to change such method of distribution no

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          later than twelve months prior to the first date deferred compensation is to be paid. A participant may choose to receive an equivalent number of HSBC American depositary shares instead of Company Stock and any fraction of a share will be paid in cash."

                                            HOUSEHOLD INTERNATIONAL, INC.


                                            By:
                                                --------------------------------
                                                George A. Lorch
                                                Chair, Compensation Committee
                                                Dated: May 5, 2003

(Corporate Seal)


ATTEST:


By:
   ------------------------------
      Kenneth H. Robin
      Secretary

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